Exhibit 99.1

SEGMENTZ SECURES $3.5 MILLION TERM CREDIT FACILITY WITH FIFTH THIRD BANK

Company Contact: Investor Relations Contact: Allan Marshall 813-989-2232	Investor Relations Contact: Hayden Communications, Inc. Mark McPartland 843-272-4653

TAMPA, Fla.—(BUSINESS WIRE)—November 22, 2004—Segmentz, Inc. (AMEX: SZI), a provider of transportation and logistics management services to a select client base, ranging from mid-sized to Fortune 100 companies, announced today that it had obtained a $3.5 million revolving credit facility with Fifth Third Bank that provides asset based credit to support current operations.

Segmentz Chief Financial Officer, Andrew J. Norstrud, noted, “Fifth Third Bank is a strong business partner with a geographical footprint similar to our operations. This partnership will provide us a means to unlock the cash frozen in our growing accounts receivable brought on by our increased sales and enable us to meet our expected growth in 2005.”

Segmentz President, Mike Welch, added, “The Line of Credit provides us with ongoing cash flow as new sales are generated, and provide an opportunity for us to form a relationship with a strong and reliable banking partner. Our management felt it was important to forge a relationship with a bank that would consider our primary business area similar to the area they service. Our business has historically benefited from our ability to work closely with our critical business partners. We feel the banks confidence in our business is warranted, and we are looking forward to them helping us fuel already strong organic growth.”

About Segmentz, Inc.

Segmentz, Inc. is a provider of premium transportation and logistics management services to its target client base, ranging from mid-sized to Fortune 100 companies. The Company’s services include regional trucking, time definite transportation, dedicated delivery and supply chain management services. The Company operates a network of terminals in the Southeast and Midwest United States. The Company is dedicated to providing services that are customized to meet its client’s individual needs and flexible enough to cope with an ever-changing business environment. Segmentz, Inc. is publicly traded on the American Stock Exchange under the symbol SZI.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our transportation products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the transportation and third party logistics market, increased competition, our ability to attract and retain qualified personnel, our ability to identify and successfully consummate future acquisitions; adverse changes in customer order patterns, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in Segmentz periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-KSB for its fiscal year ended December 31, 2003.